Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 21, 2021, is made by and among Zanite Acquisition Corp., a Delaware corporation (“Zanite”), Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer (“EAH”), Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor HoldCo”), and the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”). Zanite, Embraer, EAH and the Sponsors shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 shares of Zanite Class B Common Stock and 14,250,000 Zanite Private Placement Warrants as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Zanite, EAH, EVE UAM, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Embraer (the “Company”), and Embraer entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other transactions, (A) Embraer will transfer all of the common units of the Company to EAH in exchange for shares of common stock and shares of non-voting preferred stock of EAH, following which (B) EAH will transfer all of the common units of the Company to Zanite in exchange for the issuance of 220,000,000 shares of Zanite Common Stock, with the Company becoming a wholly owned subsidiary of Zanite and EAH becoming a controlling stockholder of Zanite following such second transfer, in each case on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Zanite, Embraer, EAH and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the Termination Date (as defined in Section 5 below), each Sponsor hereby irrevocably and unconditionally agrees:

a. to vote (or cause to be voted) at any meeting of the stockholders of Zanite, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Zanite is sought, including in any action by written resolution of the stockholders of Zanite, all of its shares of Zanite Class B Common Stock (together with any other equity securities of Zanite that such Sponsor holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, including, without limitation, any equity securities of Zanite issued to such Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Zanite Class B Common Stock or Zanite Private Placement Warrants, and any equity securities of Zanite with respect to which such Sponsor has or acquires the right to vote or share in the voting, collectively, the “Subject Zanite Equity Securities”)

(i) in favor of adoption and approval of the Transaction Proposals and (ii) against, and withhold consent with respect to, (A) any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals), (B) against any business combination agreement or merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Zanite (in each case, other than the Business Combination Agreement, the Equity Exchange or the other Transactions); (C) against any change in the business, management or Board of Directors of Zanite (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Transactions); and (D) any other matter, action or proposal that (x) would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Equity Exchange, (2) result in a breach in any respect of any of Zanite’s covenants, agreements or obligations under the Business Combination Agreement, (2) result in any of the conditions to the Closing set forth in Article VIII of the Business Combination Agreement not being satisfied or (y) otherwise is in direct opposition to or direct competition with, or would materially frustrate or materially impede, any of the Transaction Proposals,

b. if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Zanite Equity Securities then owned by such Sponsor to be counted as present thereat for purposes of establishing a quorum or, if action by written resolution is sought in respect of the matters set forth in clause (a), to execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all of its Subject Zanite Equity Securities, and

c. not to redeem, elect to redeem or tender or submit any of its Subject Zanite Equity Securities for redemption pursuant to Zanite’s Organizational Documents in connection with the Transactions.

During the period commencing on the date hereof and ending on the Termination Date, each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsors specified in this Section 1 will apply whether or not any of the Transaction Proposals is recommended by the Zanite Board and whether or not the Zanite Board has previously recommended any of the Transaction Proposals but changed such recommendation.

2. Transfer of Shares. Each Sponsor hereby agrees that it shall not, prior to the Termination Date, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Zanite Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Zanite Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Zanite Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any of its Subject Zanite Equity Securities, (iv) engage in any swap, hedging or other transaction which is designed to, or which would (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject Zanite Equity Securities or any of its economic consequences of ownership even if such Subject Zanite Equity Securities would be disposed of by a Person other than such Sponsor, (v) file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of its Subject Zanite Equity Securities, (vi) take any action that would prevent or materially delay the performance of its obligations hereunder or (vii) publicly announce any intention to effect any transaction specified in clauses

(i) through (v) above; provided, however, that the foregoing shall not apply to any Transfer (A) to another Sponsor; (B) to Sponsor HoldCo’s officers or directors, any Affiliate or family member of any Sponsor, or any members or partners of Sponsor HoldCo or its Affiliates; or (C) by private sales or transfers made to any PIPE Investors or their Affiliates in connection with the Transactions; provided that Transfer of the types set forth in clauses (B) or (C) is conditioned upon the respective transferee entering into a written agreement, in a form reasonably acceptable to Embraer, agreeing to be bound by this Agreement.

3. Other Covenants.

a. Until the Termination Date, each Sponsor hereby agrees to be bound by and subject to (i) Section 6.4 (Access to Information), Section 7.18 (Confidential Information) and Section 10.14 (Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 6.2 (No Solicitation by Zanite) and Section 7.4 (Support of Transaction) of the Business Combination Agreement to the same extent as such provisions apply to Zanite (but for the avoidance of doubt, without expanding the definition of “Business Combination” or “Business Combination Proposal”), as if such Sponsor is directly a party thereto.

b. On the Closing Date, each Sponsor shall deliver to Zanite, Embraer and EAH a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit B to the Business Combination Agreement.

c. Each Sponsor acknowledges and agrees that each of Embraer, EAH and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, Embraer, EAH and the Company would not have entered into, or agreed to consummate the transactions contemplated by, the Business Combination Agreement.

d. Each Sponsor hereby (but subject to the consummation of the Equity Exchange) (i) acknowledges that pursuant to Section 4.3(b)(i) of the amended and restated certificate of incorporation of Zanite (as may be amended from time to time, the “Amended and Restated Certificate”) and by virtue of the Equity Exchange, all of such Sponsor’s Zanite Class B Common Stock shall convert into Zanite Class A Common Stock at the Initial Conversion Ratio (as defined in the Amended and Restated Certificate) and (ii) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by applicable Law and the Amended and Restated Certificate, any adjustment to the Initial Conversion Ratio to which such Sponsor would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Amended and Restated Certificate or any other adjustments or anti-dilution protections that arise in connection with the conversion of shares of Zanite Common Stock. The acknowledgement and waiver specified in this Section 3.d shall be applicable only in connection with the transactions contemplated by the Business Combination Agreement and this Agreement and shall be immediately void and of no force and effect upon the termination of the Business Combination Agreement for any reason.

e. Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter, including the obligations of such Sponsor pursuant to Section 1 therein to not redeem any shares of Zanite Common Stock owned by such Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

f. During the period commencing on the date hereof and ending on the Termination Date, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Zanite or any of its Subsidiaries), on the one hand, and Zanite or any of Zanite’s Subsidiaries, on the other hand, including the Insider Letter.

4. Representations and Warranties. Each Sponsor represents and warrants to Embraer, EAH and Zanite as follows:

a. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the applicable Laws of the state of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s limited liability company powers and have been duly authorized by all necessary actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.

b. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its, his or her obligations hereunder will not, (A) if such Sponsor is not an individual, conflict with or result in a violation of the Organizational Documents of such Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Zanite Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement. There are no Legal Proceedings pending against such Sponsor or, to the knowledge of such Sponsor, threatened against such Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

c. This Agreement has been duly and validly executed and delivered by such Sponsor and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

d. As of the date of this Agreement, such Sponsor is the sole record owner and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of all of the shares of Zanite Class B Common Stock and all of the Zanite Private Placement Warrants set forth next to such Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction with respect to such shares of Zanite Class B Common Stock and such Zanite Private Placement Warrants (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than Liens, limitations or restrictions pursuant to (A) this Agreement, (B) Zanite’s Organizational Documents, (C) the Business Combination Agreement, (D) the Registration Rights Agreement, dated November 16, 2020, by and among Zanite, the Sponsors and the other parties thereto, (E) the Insider Letter, (F) the Sponsor’s Organizational Documents or (G) securities-related applicable Laws. Such Sponsor’s shares of Zanite Class B Common Stock and Zanite Private Placement Warrants are the only equity securities in Zanite owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s shares of Zanite Class B Common Stock and such Zanite Private Placement Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Zanite Class B Common Stock and such Zanite Private Placement Warrants, except as provided hereunder and under the Insider Letter. Other than the Zanite Private Placement Warrants set forth next to such Sponsor’s name on Schedule I hereto, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Zanite or any equity securities convertible into, or which can be exchanged for, equity securities of Zanite.

e. Except as described on Section 4.15 of the Zanite Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which Zanite or any of its Affiliates may become liable.

f. Except as set forth on Schedule II attached hereto, neither such Sponsor nor anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Zanite or its Subsidiaries.

g. Such Sponsor understands and acknowledges that each of Zanite, Embraer, EAH and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

Zanite, Embraer and EAH each hereby acknowledges that, except as expressly provided above in this Section 4, each Sponsor has not made, is not making, nor shall be deemed to make, any representation or warranty whatsoever, express or implied, at law or in equity, to Zanite, Embraer or EAH or any of their respective Affiliates or Representatives or any other Person, with respect to such Sponsor or otherwise. Without limiting the foregoing, each Sponsor shall not be deemed to make to Zanite, Embraer or EAH or any of their respective Affiliates or Representatives, any representation or warranty other than as expressly made by such Sponsor above in this Section 4.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (A) the Closing, (B) the valid termination of the Business Combination Agreement in accordance with its terms, and (C) as to each Sponsor, the time this Agreement is terminated upon the mutual written agreement of such Sponsor, Zanite, Embraer and EAH (with respect to each Sponsor, the earliest such date under clause (A), (B) and (C) being referred to herein as the “Termination Date”). None of the representations, warranties, covenants or agreements in this Agreement shall survive the Termination Date and upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further rights, obligations, liabilities, claims or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity), in each case, under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clauses (B) or (C) of this Section 5 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud and (ii) this Section 5 and Sections 6, 7, and 8 shall survive any termination of this Agreement.

6. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of Embraer, EAH or the Company or any Affiliate of Zanite or any Sponsor (in each case, other than the Sponsors, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of Embraer, EAH or the Company or the Affiliates of Zanite or any Sponsor (in each case, other than the Sponsors, on the terms and subject to the conditions expressly set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Sponsor makes any agreement, covenant or understanding herein in any capacity other than, and each Sponsor is signing this Agreement, solely in such Sponsor’s capacity as a record holder and beneficial owner of shares of Zanite Class B Common Stock and Zanite Private Placement Warrants and (b) nothing herein will be construed to limit or affect any action or inaction by any Sponsor or any representative of any Sponsor in his, her or its capacity as a member of the board of directors (or other similar governing body) of Zanite or any of its Affiliates or as an officer, employee, agent, representative or fiduciary of Zanite or any of its Affiliates, in each case, acting in such person’s capacity as a director (or member of such other similar governing body), officer, employee, agent, representative or fiduciary of Zanite or such Affiliate.

8. General Provisions.

a. Incorporation by Reference. Sections 1.2 (Construction), 10.1 (Trust Account Waiver), 10.6 (Assignment), 10.9 (Governing Law), 10.10 (Headings; Counterparts), 10.15 (Severability), 10.16 (Jurisdiction; Waiver of Jury Trial), and 10.17 (Enforcement) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

b. Notices. Any notice or other communication to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.5 (Notices) of the Business Combination Agreement to the applicable Party. For the foregoing purposes, communications to the Sponsor, to be valid, must be addressed as follows:

Zanite Sponsor LLC

25101 Chagrin Boulevard

Suite 350

Cleveland, Ohio 44122

Attention: Steven H. Rosen, co-CEO

Email: srosen@resiliencecapital.com

c. Entire Agreement; No Third Party Beneficiaries. This Agreement together with the Business Combination Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

d. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of Zanite, Embraer, EAH and each Sponsor.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ZANITE ACQUISITION CORP.

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Co-Chief Executive Officer

ZANITE SPONSOR LLC

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Managing Member

JOHN B. VEIHMEYER

By:	/s/ John B. Veihmeyer
	Name:	John B. Veihmeyer
	Title:	Independent Director

LARRY R. FLYNN

By:	/s/ Larry R. Flynn
	Name:	Larry R. Flynn
	Title:	Independent Director

[Signature Pages to Sponsor Support Agreement]

GERARD J. DEMURO

By:	/s/ Gerard J. DeMuro
	Name:	Gerard J. DeMuro
	Title:	Independent Director

RONALD D. SUGAR

By:	/s/ Ronald D. Sugar
	Name:	Ronald D. Sugar
	Title:	Senior Advisor

[Signature Pages to Sponsor Support Agreement]

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
	Name:	Gary Kretz
Title: Officer

By:	/s/ Michael Klevens
	Name:	Michael Klevens
Title: Officer

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
	Title:	Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
Name: Fabiana Klajner Leschziner
	Title:	Executive Vice President, General Counsel & Chief Compliance Officer

[Signature Pages to Sponsor Support Agreement]

Schedule I

Sponsor Shares of Zanite Common Stock and Zanite Private Placement Warrants

Sponsor Name	Number of shares of Zanite Class B Common Stock	Number of Zanite Private Placement Warrants
Zanite Sponsor LLC	5,050,000	14,250,000
John B. Veihmeyer	150,000	0
Larry R. Flynn	150,000	0
Gerard J. DeMuro	150,000	0
Ronald D. Sugar	250,000	0

Schedule II

Affiliate Agreements

Letter Agreement, dated November 16, 2020, by and among the Company, Zanite Sponsor LLC, Steven H. Rosen, Kenneth C. Ricci, Michael A. Rossi, John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro.

Registration Rights Agreement, dated November 16, 2020, by and among the Company, Zanite Sponsor LLC, Steven H. Rosen, Kenneth C. Ricci, Michael A. Rossi, John B. Veihmeyer, Larry R. Flynn, Gerard J. DeMuro and Ronald D. Sugar.

Indemnity Agreements, each dated November 16, 2020, by and between the Company and each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro.

Private Placement Warrants Purchase Agreement, dated November 16, 2020, by and between the Company and Zanite Sponsor LLC.

Administrative Services Agreement, dated November 16, 2020 by and between the Company and Zanite Sponsor LLC.